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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-114914) and related Prospectus of Andrew Corporation for the registration of $750 million of securities and to the incorporation by reference therein of our report dated October 24, 2003, with respect to the consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2003 and our report dated December 19, 2003, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 11, 2004

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  EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS